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Exhibit 3.1

Amendment No. 1 to the Amended and Restated Bylaws of Mead Johnson Nutrition Company
(adopted February 9, 2017)

        Pursuant to resolutions unanimously adopted by the board of directors of Mead Johnson Nutrition Company on February 9, 2017, the Amended and Restated Bylaws of Mead Johnson Nutrition Company were amended to include a new Section 10 to Article VII as follows:

        SECTION 10.    Forum for Adjudication of Disputes.     To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state or federal court located in the State of Delaware), shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought in the name or right of the Corporation or on its behalf, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, stockholder or other agent of the Corporation to the Corporation or the Corporation's stakeholders, (iii) any action arising or asserting a claim arising pursuant to any provision of the DGCL or any provision of the Certificate or these By-laws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine, including, without limitation, any action to interpret, apply, enforce or determine the validity of the Certificate or these By-laws. Any person or entity purchasing or otherwise acquiring any interest in securities of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 10. To the fullest extent permitted by applicable law, if any action the subject matter of which is within the scope of these By-laws is filed in a court other than as specified above in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the Court of Chancery of the State of Delaware, another court in the State of Delaware or the federal district court in the District of Delaware, as appropriate, in connection with any action brought in any such court to enforce these By-laws and (b) having service of process made upon such stockholder in any such action by service upon such stockholder's counsel in the action as agent for such stockholder.

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  SECTION 10. Forum for Adjudication of Disputes.